Contact:	Mark M. Rothleitner Vice President Investor Relations and Treasurer 410-716-3979 Roger A. Young Vice President Investor and Media Relations 410-716-3979

FOR IMMEDIATE RELEASE: Thursday, February 8, 2007

Subject:     Black & Decker Announces 11% Increase in Cash Dividend; Increases Share Repurchase
                   Authorization by Three Million Shares

Towson, MD – The Black & Decker Corporation (NYSE: BDK) announced that its Board of Directors declared a quarterly cash dividend of $0.42 per share of the Corporation’s outstanding common stock payable March 30, 2007, to stockholders of record at the close of business on March 16, 2007. This represents an 11% increase over the $0.38 quarterly dividend paid by the Corporation in 2006. In addition, its Board of Directors increased the Corporation’s authorization under its stock repurchase program by 3.0 million shares, leaving approximately 5.2 million shares authorized for repurchase.

        Nolan D. Archibald, Chairman and Chief Executive Officer, commented, “Black & Decker has generated record free cash flow for five consecutive years and has used that cash very effectively. During this period, we invested $1.2 billion in financially compelling acquisitions, repurchased 21 million shares of our stock, and more than tripled our dividend. Today, we increased the dividend for the fourth time in four years and increased our share repurchase authorization for the third time in eight months. Disciplined stewardship of capital is a key element of our strategy, and we intend to continue building shareholder value through acquisitions, share repurchases, and dividends.”

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        This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker’s operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review the “Risk Factors” sections in Black & Decker’s reports filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

        Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.

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